UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified in its Charter)

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Preliminary Revocation Solicitation Statement—Subject to Completion, dated June 16, 2014

ALLERGAN, INC.

            , 2014

Dear Stockholder:

As you may be aware, PS Fund 1, LLC and certain affiliated entities and persons (collectively, “Pershing Square”) recently disclosed that they became a stockholder of Allergan, Inc. (the “Company” or “Allergan”) after its rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of Allergan’s common stock. Subsequently, Pershing Square and Valeant Pharmaceuticals International, Inc. (“Valeant”) announced an unsolicited proposal to acquire Allergan, which they revised twice, most recently on May 30, 2014, under which each share of Allergan common stock would be exchanged for 0.83 shares of Valeant common stock and $72.00 in cash. Valeant has also indicated the potential inclusion of a contingent value right related to DARPin® sales.

The Board of Directors of Allergan (your “Board”), after consulting with its independent financial and legal advisors, has unanimously determined that the proposal from Pershing Square and Valeant substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of Allergan and its stockholders. Despite your Board’s conclusion, Pershing Square is now soliciting your revocable proxy (the “Pershing Square Solicitation”) in an effort to demand a special meeting of the Company’s stockholders be called to consider and vote upon a number of proposals, which include (i) to remove six members of the Board that were duly elected by our stockholders at our recent annual meeting of stockholders on May 6, 2014, (ii) to request that the Board elect or appoint six of Pershing Square’s nominees to serve on the Board — none of whom have as of yet been identified by Pershing Square, (iii) to amend certain provisions of our Amended and Restated Bylaws and (iv) to request that the Board engage with Valeant, Pershing Square’s co-bidder, regarding its proposal to acquire Allergan.

Your Board strongly believes that convening a special meeting is not in the best interests of Allergan or its stockholders at this time. Furthermore, as a co-bidder in an unsolicited bid to acquire Allergan that the Board has concluded substantially undervalues Allergan, the interests of Pershing Square are not aligned with the interests of all of our stockholders. Pershing Square has announced an agreement with Valeant under which Pershing Square would receive a fixed number of Valeant shares if a transaction between Valeant and Allergan occurs. As such, your Board believes that Pershing Square is incentivized to have Valeant pay the lowest possible price to acquire Allergan.

The Board does not believe that the issues raised in the Pershing Square Solicitation, including requesting discussions between Allergan and Valeant, should be addressed at a special meeting demanded by a stockholder with specific short-term interests that are not aligned with the interests of all of our stockholders. Rather, the Board strongly believes that the more prudent course of action is for Allergan to focus on extending its track record of substantial growth that the Board is confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s unsolicited proposal.

If you have already submitted a white written request card to Pershing Square supporting the calling of a special meeting, you can revoke such request by marking “YES, REVOKE MY REQUEST” and submitting the accompanying BLUE revocation card to the Company. Even if you have not submitted a white written request card to Pershing Square, you may nevertheless communicate that you do not believe a special meeting is necessary or express your opposition to calling a special meeting by signing, dating and returning the accompanying BLUE revocation card to the Company.

Regardless of the number of shares of common stock of the Company that you own, your views are important. Thank you for your consideration.

Sincerely yours,

David E.I. Pyott
Chairman & Chief Executive Officer

ALLERGAN, INC.

REVOCATION SOLICITATION STATEMENT

OF ALLERGAN, INC.

IN RESPONSE TO A SOLICITATION OF WRITTEN REQUESTS FOR SPECIAL MEETING

BY PS FUND 1, LLC

            , 2014

This Revocation Solicitation Statement (this “Revocation Solicitation Statement”) and the accompanying BLUE revocation card (the “BLUE Revocation Card”) are being furnished by Allergan, Inc., a Delaware corporation (“we,” the “Company” or “Allergan”), to the holders of outstanding shares of our common stock, par value $0.01 per share (our “Common Stock”), in connection with the solicitation of white written request forms (“Written Requests”) by PS Fund 1, LLC and certain affiliated entities and persons (collectively, “Pershing Square”). This Revocation Solicitation Statement and the enclosed BLUE Revocation Card are first being mailed to stockholders on or about       , 2014.

As you may be aware, Pershing Square recently disclosed that they became a stockholder of Allergan after its rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of our Common Stock. Subsequently, Pershing Square and Valeant Pharmaceuticals International, Inc. (“Valeant”) announced an unsolicited proposal to acquire Allergan, which they revised twice, most recently on May 30, 2014 (the “Re-Revised Proposal,” as discussed below), under which each share of Allergan Common Stock would be exchanged for 0.83 shares of Valeant common stock and $72.00 in cash. Valeant has also indicated the potential inclusion of a contingent value right related to DARPin® sales.

The Board of Directors of Allergan (the “Board”), after consulting with its independent financial and legal advisors, has unanimously determined that the Pershing Square and Valeant proposal substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of Allergan and its stockholders. Despite your Board’s conclusion, Pershing Square is now soliciting your revocable proxy (the “Pershing Square Solicitation”) to demand a special meeting of the Company’s stockholders, to consider and vote upon a number of proposals, which include proposals (i) to remove six members of Allergan’s Board of Directors that were duly elected by our stockholders at our recent annual meeting of stockholders on May 6, 2014, (ii) to request that the Board elect or appoint six of Pershing Square’s nominees to serve on the Board - none of whom have as of yet been identified by Pershing Square, (iii) to amend certain provisions of our Amended and Restated Bylaws (the “Bylaws”) and (iv) to request that the Board engage with Valeant, Pershing Square’s co-bidder, regarding its proposal to acquire Allergan. Pershing Square’s specific and short-term interests are not aligned with the interests of other Allergan stockholders because Pershing Square is a co-bidder with Valeant in its efforts to acquire Allergan. In addition, Pershing Square has announced an agreement with Valeant under which Pershing Square would receive a fixed number of Valeant shares if a transaction between Valeant and Allergan occurs. As such, Pershing Square is incentivized and would benefit if Valeant pays less for Allergan. Pershing Square and Valeant appear to be rushing to attempt to acquire Allergan at the lowest possible price they can. The Board intends to protect the interests of all Allergan stockholders by acting with due care and with regard to all available information.

Under our Amended and Restated Certificate of Incorporation (the “Charter”) and our Bylaws, the calling of a stockholder-requested special meeting will require the delivery of valid and unrevoked written requests of record holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock, subject to and in compliance with our Charter and Bylaws. As of       , 2014, there were         outstanding shares of Common Stock. Based on the number of shares outstanding on        , 2014, in order to request the special meeting in accordance with the Bylaws, Pershing Square would need to validly deliver to the Company pursuant to our Charter and Bylaws, executed and unrevoked written requests from record holders of approximately            shares of Common Stock, including the 28,878,538 shares purported to be owned by Pershing Square (as of June 13, 2014). The actual number of shares of our Common Stock for which executed and unrevoked written requests will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time written requests representing valid and unrevoked written requests of holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock are delivered to the Company pursuant to our Bylaws. If prior to the date of such special meeting, we receive revocations of Written Requests (or holders who duly executed Written Requests no longer beneficially own their shares) such that there are no longer valid unrevoked Written Requests from holders of record of at least 25% of the outstanding shares of Common Stock as provided in our Bylaws, the Board has the discretion to cancel the stockholder-requested special meeting.

The Company is a party to a Rights Agreement dated April 22, 2014, between Allergan and Wells Fargo Bank, N.A. (the “Rights Agreement”). As long as Pershing Square (along with any of its related persons) does not otherwise engage in (or has not otherwise engaged in) conduct that would result in its becoming an “Acquiring Person” (as defined in the Rights Agreement), Pershing Square’s mere solicitation and receipt of Written Requests to cause a special meeting of stockholders pursuant to and in accordance with our Bylaws and the proxy rules and regulations of the Exchange Act, will not, of itself, cause Pershing Square to become an Acquiring Person.

As of        , 2014, our directors and executive officers collectively beneficially own        shares of Common Stock, representing approximately    % of the outstanding shares of Common Stock. None of our directors or executive officers intend to deliver any Written Request with respect to any of their shares of Common Stock.

For additional information regarding the mechanics of the consent solicitation, see “The Special Meeting Request Procedure—Effectiveness of Written Requests.”

YOUR BOARD HAS UNANIMOUSLY DETERMINED THAT THE PERSHING SQUARE SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND STRONGLY OPPOSES THE SOLICITATION OF WRITTEN REQUESTS BY PERSHING SQUARE. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU DO NOT SIGN ANY WHITE WRITTEN REQUEST CARD SENT TO YOU BY PERSHING SQUARE. IN ADDITION, WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED PERSHING SQUARE’S WHITE WRITTEN REQUEST CARD, YOU MAY ELECT AGAINST THE CALLING OF A SPECIAL MEETING, AND YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST TO CALL A SPECIAL MEETING, IF YOU SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE PRE-PAID ENVELOPE PROVIDED AT ANY TIME PRIOR TO THE DATE OF ANY STOCKHOLDER-CALLED SPECIAL MEETING.

If you have questions or need assistance revoking your Written Request for your shares, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THIS REVOCATION SOLICITATION STATEMENT

Why am I receiving this Revocation Solicitation Statement?

Pershing Square recently became a stockholder of Allergan, after a rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of our Common Stock. When Pershing Square acquired beneficial ownership of its shares of our Common Stock, it knew but did not disclose to other Allergan stockholders that Valeant was planning to announce an unsolicited proposal to acquire Allergan. Thus, based on its reported arrangements with Valeant and its purchase price of the shares of our Common Stock following the announcement by Valeant, the gains on Pershing Square’s shares of our Common Stock were approximately $1,500,000,000. As you may be aware, Pershing Square is soliciting written requests from Allergan stockholders to demand a special meeting of the Company’s stockholders. At the proposed special meeting, we understand that Pershing Square expects to present to Allergan stockholders to consider and vote upon the proposals described under “Description of the Pershing Square Solicitation.”

You are receiving this Revocation Solicitation Statement as a stockholder of Allergan as of the date of this Revocation Solicitation Statement. As further described below, we request that you sign, date and deliver the enclosed BLUE Revocation Card, by mail in the event you desire to:

1.	Revoke any Written Request that you may have delivered to Pershing Square to request that we call a special meeting; or

2.	Communicate that you do not believe a special meeting is necessary or express your opposition to a special meeting, even if you have not already submitted a Written Request to Pershing Square (or have no intention to do so).

Who is making this solicitation?

Allergan is making this solicitation.

Should I oppose Pershing Square’s efforts to call a special meeting?

The Board strongly believes that convening a special meeting is not in the best interests of Allergan or its stockholders at this time. As a co-bidder in an unsolicited proposal to acquire Allergan that the Board has concluded substantially undervalues Allergan, the interests of Pershing Square are not aligned with the interests of all of our stockholders. In addition, Pershing Square has announced an agreement with Valeant under which Pershing Square would receive a fixed number of Valeant shares if a transaction occurs. As such, Pershing Square would benefit if Valeant pays less for Allergan and is incentivized to cause Valeant to pay less for Allergan.

Furthermore, the Board does not believe that the issues raised in the Pershing Square Solicitation, including requesting discussions between Allergan and Valeant, should be addressed at a special meeting demanded by a stockholder with specific short-term interests that are not aligned with the interests of all of our stockholders. Rather, the Board strongly believes that the more prudent course of action is for Allergan to extend its track record of substantial growth that the Board is confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.

What are you asking me to do?

The Board has unanimously determined that the Pershing Square Solicitation is contrary to the best interests of the Company and its stockholders, and vigorously opposes the solicitation of written request cards by Pershing Square. Accordingly, the Board recommends that you do not sign any white written request card sent to you by Pershing Square. Whether or not you have previously executed Pershing Square’s white written request card, you may elect against the calling of a special meeting if you sign, date and deliver the enclosed BLUE revocation card by mail (using the enclosed pre-paid envelope) to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at 501 Madison Avenue, 20th Floor, New York, NY 10022.

If I have already delivered a Written Request, is it too late for me to change my mind?

No. You have the right to revoke your Written Request at any time prior to the date of any stockholder-requested special meeting by signing, dating and delivering a BLUE Revocation Card to our proxy solicitor, Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022.

When will the Written Requests become effective?

Under our Charter and Bylaws, the Written Requests will become effective if valid and unrevoked Written Requests of the holders of record of at least 25% of the outstanding shares of Common Stock are delivered to the Corporate Secretary of Allergan in the form and manner required by, and in compliance with, our Charter and Bylaws within 60 days after the date of the earliest dated Written Request.

What happens if I do nothing?

If you do not send in any white Written Request card that Pershing Square may send you and you do not return the enclosed BLUE Revocation Card, you will effectively be voting AGAINST Pershing Square’s attempt to hold a special meeting.

Does the revocation have any effect on matters other than the Written Request?

No. We are seeking revocations only for the Written Request related to the calling of the special meeting. We are not currently seeking your proxy, vote, consent or authorization with respect to any other matter.

Whom should I call if I have questions about the solicitation?

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

DESCRIPTION OF THE PERSHING SQUARE SOLICITATION

As set forth in the Pershing Square Solicitation and related materials filed with the United States Securities and Exchange Commission (the “SEC”), Pershing Square is soliciting your Written Request to call a special meeting of the Company’s stockholders for the following purposes:

1. to remove from office, without cause, the following six members of the current Board of Directors of the Company, [●], [●], [●], [●], [●] and [●], as well as any person or persons elected or appointed to the Board without shareholder approval after the Company’s 2014 annual meeting and up to and including the date of the Special Meeting;

2. to request that the Board elect or appoint the following individuals to serve as directors on the Board, regardless of whether Proposal 1 is passed: [●], [●], [●], [●], [●], and [●];

3. (i) to amend Article II, Section 3 and Article II, Section 9 of the Bylaws to remove certain special meeting provisions, to provide mechanics for determining the place, date and hour of and record date for any special meeting called at the request of the Company’s shareholders and to provide mechanics for calling a special meeting if no directors or less than a majority of directors are then in office, and (ii) to amend Article III, Section 2 of the Bylaws to establish the authorized number of directors of the Company at nine directors, in each case as set forth in greater detail on Exhibit C to the Pershing Square Solicitation;

4. to repeal any amendment changing the Bylaws in any way from the version that was publicly filed with the Securities and Exchange Commission on March 26, 2014 and became effective as of May 6, 2014; and

5. to request that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with the Company, without in any way precluding discussions the Board may choose to engage in with other parties potentially offering higher value.

BACKGROUND OF THE PERSHING SQUARE SOLICITATION

Allergan is a corporation formed pursuant to the laws of the State of Delaware, and is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in research and development, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics and urologics. Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work.

On April 21, 2014, Pershing Square and Valeant each filed a Schedule 13D with the SEC (the “Schedule 13Ds”) disclosing Pershing Square’s holding of a 9.7% interest in our Common Stock. According to the Schedule 13Ds, Pershing Square acquired 597,431 shares of Common Stock in February 2014, with the remainder of the shares underlying call options and forward purchase contracts. Of the 28,878,538 shares beneficially owned by Pershing Square, 13,953,000 were acquired between the date Pershing Square’s obligation to file a Schedule 13D with the SEC was triggered and April 21, 2014. According to the Schedule 13Ds, Pershing Square acquired its Allergan shares with full knowledge of the material nonpublic information that Valeant intended to make a bid for Allergan.

On April 22, 2014, David Pyott, Allergan’s Chairman of the Board and Chief Executive Officer, received an unsolicited proposal from Michael Pearson, Chairman and Chief Executive Officer of Valeant, to acquire all of the outstanding shares of Common Stock of Allergan in exchange for 0.83 shares of Valeant’s common stock and $48.30 in cash per share of our Common Stock (the “Initial Proposal”). Prior to the Initial Proposal, the Board had not received any communication from either Valeant or Pershing Square regarding the Initial Proposal or any other proposed business combination between Allergan and Valeant and/or Pershing Square.

On April 22, 2014, the Board held a special meeting to discuss, among other things, the Initial Proposal and Pershing Square’s arrangements with Valeant as disclosed in the Schedule 13Ds. At the meeting, the Board adopted the Rights Agreement. The Rights Agreement was not intended to prevent an acquisition of the Company on terms that the Board considers favorable to, and in the best interests of, all Allergan stockholders. Rather, the Rights Agreement aimed to provide the Board with adequate time to fully assess and respond to any proposal.

On April 29, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Initial Proposal.

On May 5, 2014, Michael Gallagher, the lead independent director of the Board, received a letter from Pershing Square in which it recommended that the Board approve the Initial Proposal.

On May 5 and 6, 2014, the Board held regular meetings at which, among other topics, it continued to discuss the Initial Proposal.

On May 10, 2014, the Board held a meeting to continue its consideration of the Initial Proposal, including among other things: the consideration mix; the value of Valeant’s common stock; Valeant’s organic growth, business model, operations, financial performance and condition; Valeant’s acquisitions; the regulatory risks including tax, antitrust and legal matters; and the value, growth and business prospects of the Company as a standalone company. At the meeting, the Board unanimously rejected the Initial Proposal, concluding after a comprehensive review, conducted in consultation with its financial and legal advisors, that the Initial Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders, and was not in the best interests of the Company and its stockholders. On May 12, 2014, the Company sent a letter to Valeant and issued a press release announcing the Board’s determination.

On May 13, 2014, Pershing Square filed with the SEC a purported preliminary proxy statement, soliciting proxies from Allergan stockholders to vote at a purported meeting to be held by Pershing Square on a non-binding Pershing Square resolution requesting that the Board promptly engage in discussions with Valeant regarding Valeant’s offer to merge with Allergan.

On May 13, 2014, Valeant issued a press release announcing that it would revise its proposal on May 28, 2014.

On May 19, 2014, Pershing Square sent a letter to Mr. Gallagher criticizing the Board’s governance with regards to the Initial Proposal. On May 19, 2014, Mr. Gallagher sent a response letter to Pershing Square in which he noted that the Board strongly disagreed with Pershing Square’s statements and tactics, including its blatant attempts to isolate Mr. Pyott.

On May 21, 2014, Pershing Square sent another letter to Mr. Gallagher. On May 21, 2014, Mr. Gallagher sent a response letter to Pershing Square, noting that the Board was well aware of its fiduciary duties and was being well advised by independent advisors.

On May 27, 2014, the Company filed an investor presentation with the SEC detailing its initial concerns about the sustainability of Valeant’s business model. The Company also noted that it had retained two nationally-recognized financial consultants and forensic accountants, Alverez & Marsal and FTI Consulting, to evaluate certain concerns about the inherent value of Valeant’s business model and stock. The presentation raised a number of important issues about Valeant’s business model and stock value that the Allergan Board and management believed Allergan’s stockholders needed to be aware of. These included questions regarding Valeant’s real organic growth, how the two largest Valeant acquisitions have performed under Valeant’s ownership, Valeant’s experience promoting products of Allergan’s scale, the instability of Valeant’s management team, the ability of Valeant to achieve its stated synergies without destroying Allergan’s near-term and long-term value, the distribution strength of Allergan versus Valeant in important emerging markets, whether Valeant’s low tax rate is sustainable, how Valeant’s accounting practices compared with others in the industry and whether Valeant’s business model, centered on a serial acquisition and cost cutting strategy, is sustainable.

On May 28, 2014, Valeant hosted an investor meeting and webcast and sent a letter to Mr. Pyott, revising the terms of its Initial Proposal, leaving the share consideration at 0.83 shares of Valeant common stock and raising the cash consideration to $58.30 with the possibility of a CVR related to DARPin® sales (the “Revised Proposal”).

On May 29, 2014, the Board held a meeting at which it discussed the Revised Proposal.

On May 30, 2014, prior to any announcement by the Board regarding the Revised Proposal, Valeant and Pershing Square issued a press release and Valeant’s CEO wrote a letter to Mr. Pyott making a re-revised proposal, leaving the share consideration at 0.83 shares of Valeant common stock and raising the cash consideration to $72.00 with the possibility of a CVR related to DARPin® sales (the “Re-Revised Proposal”).

On June 2, 2014, Valeant and Pershing Square held a webcast where it discussed the terms of the Re-Revised Proposal. Also on June 2, 2014, Pershing Square filed a preliminary request solicitation statement with respect to the Pershing Square Solicitation.

On June 4, 2014, the Board held a meeting at which it discussed the Re-Revised Proposal.

On June 5, 2014, Pershing Square filed with the SEC a request to withdraw its purported preliminary proxy statement soliciting proxies from Allergan stockholders to vote at a meeting to be held by Pershing Square on a non-binding Pershing Square resolution requesting that the Board promptly engage in discussions with Valeant regarding Valeant’s offer to merge with Allergan.

On June 6, 2014, Pershing Square sent a letter to Allergan seeking, among other things, confirmation that Allergan will not take the position that the solicitation and receipt of revocable proxies by Pershing Square in connection with its request to cause Allergan to call a special meeting of stockholders pursuant to our Charter and Bylaws will trigger the rights under our Rights Agreement.

On June 9, 2014, the Board held a meeting at which it continued its consideration of the Re-Revised Proposal, including among other things: the consideration mix, the value of Valeant’s common stock; Valeant’s organic growth, business model, operations, financial performance and condition; Valeant’s acquisitions; the regulatory risks including tax, antitrust and legal matters; and the value, growth and business prospects of the Company as a standalone company. At the meeting, the Board unanimously determined that the Re-Revised Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders of Allergan, and was not in the best interests of the Company and its stockholders. On June 10,

2014, the Company sent a letter to Valeant setting forth the Board’s conclusion regarding the Re-Revised Proposal and filed an updated investor presentation with the SEC with additional detail on the considerations behind the Board’s rejection.

On June 11, 2014, Allergan responded to Pershing Square’s June 6, 2014 letter. In addition, Allergan offered in its June 11, 2014 letter to Pershing Square to arrange a conference call to discuss any specific interpretational questions about Allergan’s Rights Agreement.

On June 12, 2014, Pershing Square filed a complaint in the Delaware Court of Chancery, captioned PS Fund 1, LLC v. Allergan, Inc., C.A. No. 9760 (Del. Ch.), seeking declarations that certain actions taken in connection with the stockholder-called special meeting request will not trigger our Rights Agreement as well as an injunction against our taking any steps to enforce the relevant provisions of our Rights Agreement until the Court has ruled on Pershing Square’s requested relief. On June 13, 2014, Pershing Square issued a press release regarding the filing of its complaint in Delaware.

On June 13, 2014, the Board held a meeting at which it discussed matters related to its rejection of the Re-Revised Proposal and the Board authorized the filing of this preliminary request revocation statement.

On June 16, 2014, Allergan filed this preliminary request revocation statement with respect to the Pershing Square Solicitation.

RESPONSE OF ALLERGAN

We believe that the Pershing Square Solicitation proposals fail to provide sufficient disclosure for Allergan stockholders to understand how Pershing Square’s proposals are intended to interact and are confusing to Allergan stockholders. In addition, the calling and holding of a special meeting will have significant and important consequences for the Company as outlined below. Accordingly, we recommend that you carefully consider whether to support the Pershing Square Solicitation in light of the potential risks and costs to the Company discussed below. If, after careful consideration, you do not wish to support the calling of a special meeting, do NOT sign any white Written Request card sent to you.

Whether or not you have previously executed a white Written Request card, you may sign, date and deliver the enclosed BLUE Revocation Card as soon as possible to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Stockholders should take into account the following considerations when deciding whether to support the Pershing Square Solicitation:

There are certain significant risks and costs associated with calling and holding a special meeting of which stockholders should be aware before making the decision of whether to execute and return a white Written Request card in connection with the Pershing Square Solicitation.

—	A special meeting and the related solicitations risk diverting significant time and resources when it is critical that Allergan’s Board and management be fully focused on operations and executing the Company’s strategies. Rather than hold a special meeting, our Board and management strongly believe that the more prudent course of action is for Allergan to focus on extending its track record of substantial growth that the Board and management is confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.

—	Successive solicitations would also require Allergan to incur additional financial costs, including with respect to internal allocations, third-party advisory fees, printing, mailing and solicitation expenses and other costs.

Stockholders should carefully consider whether a special meeting is in the best interests of the Company and its stockholders. We strongly believe that a special meeting is no substitute for ongoing, direct, two-way communication between us and our stockholders.

IF YOU ARE NOT CONVINCED THAT A SPECIAL MEETING IS THE APPROPRIATE PATH OR YOU BELIEVE A SPECIAL MEETING IS UNNECESSARY AND WISH TO OPPOSE THE CALLING OF A SPECIAL MEETING, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE PRE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE WHITE WRITTEN REQUEST CARD FROM PERSHING SQUARE.

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of                 , 2014, there were                        shares of the Company’s Common Stock outstanding. The Company has only one class of common stock.

Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously instructed Written Request must contact such broker, bank, financial institution or other nominee holder and instruct such person to execute a revocation using the BLUE Revocation Card on their behalf. Any failure to submit a Written Request will have the same effect as submitting a BLUE Revocation Card.

Effectiveness of Written Requests

Under our Charter and Bylaws, the Corporate Secretary of the Company is required to call a special meeting of stockholders upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of Common Stock, subject to and in compliance with our Charter and Bylaws. If written revocations of the Written Requests have been delivered to the Corporate Secretary and the result is that Written Requests have been delivered from stockholders of record (or their agents duly authorized in writing) of less than 25% of the outstanding shares of Common Stock, then the Corporate Secretary is not obligated to call a special meeting.

Under our Charter and Bylaws, if valid, unrevoked Written Requests signed by the holders of record of at least 25% of the outstanding shares of Common Stock are delivered to the Corporate Secretary of the Company in the form and manner required by, and in compliance with, our Charter and Bylaws within 60 days after the date of the earliest dated Written Request, the Written Requests will become effective. If prior to the date of such special meeting, we receive revocations of Written Requests (or holders who duly executed Written Requests no longer beneficially own their shares) such that there are no longer valid unrevoked Written Requests from holders of record of at least 25% of the outstanding shares of Common Stock as provided in our Bylaws, our Board has the discretion to cancel the stockholder-requested special meeting. As a result, we may (and likely will) continue to solicit revocations of Written Requests up to and until the date of any stockholder-requested special meeting.

We intend to require full compliance with the provisions set forth in our Charter, Bylaws and applicable law, including the General Corporation Law of the State of Delaware, with respect to any special meeting sought to be called by Pershing Square or any other stockholders and reserve all rights. The filing or distribution of this Revocation Solicitation Statement is not intended as and should not be taken as an admission by the Company of the validity of the Pershing Square Solicitation.

The Special Meeting

The date and time of any special meeting will be set by our Board in accordance with our Bylaws and Delaware law.

If Pershing Square is successful in its efforts to solicit and deliver to us valid and unrevoked Written Requests from the holders of record of at least 25% of the outstanding shares of Common Stock in accordance with our Charter and Bylaws, in lieu of calling the stockholder-requested special meeting, our Board may present similar items (as defined in our Bylaws) to those items included in the Written Requests at a special meeting of stockholders called by the Board and that is held within 120 days after we receive the valid Written Requests from the requisite holders.

Even if Pershing Square is successful in its efforts to solicit and deliver to us valid and unrevoked Written Requests from the holders of not less than 25% of the outstanding shares of Common Stock as provided in our Bylaws, any stockholder that submitted such a Written Request may revoke such request at any time prior to the date of the stockholder-requested special meeting. If prior to the date of such special meeting, we receive revocations of Written Requests (or holders who duly executed Written Requests no longer beneficially own their shares) such that there are no longer valid unrevoked Written Requests from holders of record of at least 25% of the outstanding shares of Common Stock as provided in our Bylaws, our Board has the discretion to cancel the stockholder-requested special meeting. As a result, we may (and likely will) continue to solicit revocations of Written Requests up to and until the date of any stockholder-requested special meeting.

As noted above, if a stockholder who submits a valid Written Request sells any of our shares after submitting such Written Request, the shares that such stockholder has sold will reduce the shares that count toward the 25% threshold. If, as a result of such sales, the number of shares owned by holders that have submitted valid Written Requests is reduced to below the 25% threshold at any time prior to the date a stockholder-requested special meeting is held, our Board has the discretion to cancel the stockholder-requested special meeting. Accordingly, any stockholder that has made a valid Written Request must continue to own all of such stockholder’s shares through the date of the stockholder-requested special meeting if such stockholder wishes to ensure that all of such stockholder’s shares will be counted toward the 25% threshold.

Effect of BLUE Revocation Card

A stockholder may revoke any previously signed Written Request by signing, dating and returning to us a BLUE Revocation Card. A Written Request may also be revoked by delivery of a written revocation of your request to Pershing Square. Stockholders are urged, however, to return all request revocations in the envelope provided to Innisfree. We request that if a revocation is instead delivered to Pershing Square, a copy of the revocation also be returned in the postage-paid envelope provided so that we will be aware of all revocations and so that the inspector of requests can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Revocation Card, you will be deemed to have revoked any Written Request for a special meeting.

Any BLUE Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Revocation Card to the Company, or to Pershing Square, or by delivering to Pershing Square a subsequently dated white Written Request card that Pershing Square sent to you.

The revocation of any previously delivered white Written Request card or BLUE Revocation Card must be signed and have a date subsequent to the previously delivered Written Request or Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your Written Request with respect to less than all shares as to which you previously requested the special meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a Written Request, the revocation should identify the relevant account for which the Written Request is being revoked.

We have retained Innisfree to assist in communicating with stockholders in connection with the Pershing Square Solicitation and to assist in obtaining BLUE Revocation Cards as appropriate. If you have any questions about how to complete or submit your BLUE Revocation Card or any other questions, Innisfree will be pleased to assist you. Please contact Innisfree toll-free at (877) 800-5187 (for stockholders) or collect at (212) 750-5833 (for banks and brokers).

If any shares of Common Stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should follow the instructions on the BLUE Revocation Card to revoke a request with respect to your shares. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed BLUE Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY WRITTEN REQUEST YOU MAY HAVE PREVIOUSLY GIVEN TO PERSHING SQUARE AT ANY TIME PRIOR TO THE DATE OF ANY STOCKHOLDER-CALLED SPECIAL MEETING. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE

PRE-PAID ENVELOPE PROVIDED THE BLUE REVOCATION CARD ACCOMPANYING THIS REVOCATION SOLICITATION STATEMENT.

You should carefully review this Revocation Solicitation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You may reject the Pershing Square Solicitation by promptly signing, dating and returning the enclosed BLUE Revocation Card in the pre-paid envelope provided. Please be aware that if you sign a white Written Request card, you will be deemed to have requested a special meeting in accordance with the Pershing Square Solicitation, unless your Written Request is subsequently revoked by a valid revocation or deemed revoked by a reduction in the number of shares that you hold.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Pershing Square Solicitation. We intend to notify stockholders as to whether the requisite Written Requests have been received for calling a special meeting promptly following the inspector’s review and certification of such Written Requests.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights under Delaware law in connection with the Pershing Square Solicitation or this Revocation Solicitation Statement.

SOLICITATION OF REVOCATIONS

The cost of this Revocation Solicitation Statement will be borne by the Company. We have retained Innisfree as proxy solicitors, at a fee estimated not to exceed $               plus reasonable out-of-pocket expenses, to assist in this solicitation. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist our communications with our stockholders with respect to the Revocation Solicitation Statement and such other advisory services as may be requested from time to time by us. Innisfree has advised the Company that approximately          of its employees will be involved in the solicitation of consent revocations on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Revocation Solicitation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our Common Stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

BOARD OF DIRECTORS

The following is a summary of the qualifications of each of the members of the Board, effective as of March 11, 2014:

Name	Position with Us	Audit and Finance	Corporate Governance and Compliance	Organization and Compensation	Science & Technology
David E.I. Pyott	Chairman of the Board and Chief Executive Officer
Michael R. Gallagher	Lead Independent Director		C	C
Deborah Dunsire, M.D.	Director	M			M
Trevor M. Jones, Ph.D.	Director		M		C
Louis J. Lavigne, Jr.	Director	M			M
Peter J. McDonnell, M.D.	Director		M		M
Timothy D. Proctor	Director	M		M

Russell T. Ray	Director	C		M
Henri A. Termeer	Director		M	M

“C” indicates Chair and “M” indicates Member of the respective committees

David E.I. Pyott, 60, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006, and again from March 2011 until June 2013. Mr. Pyott has driven the growth of Allergan by fueling internal development through significant investment in Research & Development while also identifying and leveraging unique, synergistic external opportunities. Allergan’s investment in Research & Development has increased from less than $100 million in 1998 to over $1 billion in 2013. Allergan is currently the fastest growing and second largest global ophthalmic pharmaceutical company and holds leadership positions in other specialty areas including neurosciences, medical aesthetics and medical dermatology. In addition to internally driven innovation, Allergan acquired Inamed Corp. for over $3 billion in 2006 and Groupe Laboratories Cornéal in France in 2007 primarily for their breast implant and dermal filler technologies. In adding these products to BOTOX® Cosmetic, Allergan created a new global category: medical aesthetics, and is the world’s largest medical aesthetics company.

Before joining Allergan, Mr. Pyott served as the Head of the Novartis Nutrition Division and as a member of the Executive Committee of the Switzerland-based Novartis AG, working over 17 years in several positions in strategic planning, marketing and general management in five countries around the world.

Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, where he serves as Chairman of its Compensation and Executive Personnel Committee and as a member of its Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board of Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and Executive Committee of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, President of the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott was recognized in the Queen’s Birthday Honors List in 2006 and holds the title of Commander of the British Empire.

Mr. Pyott’s in-depth knowledge of our operations and the markets and industries in which we compete, combined with his entrepreneurial leadership experience in the healthcare industry, position him well to serve as our Chairman and Chief Executive Officer and provide a critical link between management and our Board, enabling our Board to provide its oversight function with the benefit of management’s perspective of the business. For these reasons, and given Mr. Pyott’s substantial public company governance experience from serving on the boards of several large public companies, our Board has concluded that Mr. Pyott should serve as one of our directors.

Michael R. Gallagher, 68, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company.

Mr. Gallagher is a member of and past Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our Board in 1998, is Chairman of the Corporate

Governance and Compliance Committee, Chairman of the Organization and Compensation Committee and serves as our Board’s lead independent director.

Our Board has concluded that, with more than three decades of experience in key leadership roles at public and private personal care and consumer products companies, including as the former Chief Executive Officer of Playtex Products, Mr. Gallagher provides our Board with a wealth of business and management experience, as well as invaluable broad-based personal care and consumer products experience and should serve as one of our directors and as our Board’s lead independent director.

Deborah Dunsire, M.D., 51, has served as President and Chief Executive Officer of Forum Pharmaceuticals, a company dedicated to developing a broad range of novel therapies for central nervous system diseases since July 2013. Prior to joining EnVivo, she served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, from July 2005 to July 2013. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. At Novartis, she helped increase the North American oncology revenues from approximately $50 million to over $2.1 billion in 10 years. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research.

Dr. Dunsire is a member of the boards of numerous nonprofit organizations, such as Gabrielle’s Angels Foundation for Cancer Research, CancerCare, the Museum of Science, Boston, and the Massachusetts General Hospital Research Advisory Council. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and was the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our Board in December 2006 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

Dr. Dunsire brings to our Board considerable pharmaceutical management and operations experience. Dr. Dunsire also brings to our Board valuable insights as both a clinical researcher and a physician. Our Board has concluded that, with over 22 years of leadership experience in the scientific, clinical, operational and commercial aspects of the biological/pharmaceutical business, including as President and Chief Executive Officer of Forum Pharmaceuticals, President and Chief Executive Officer of Millennium Pharmaceuticals, Inc. and the head of the Novartis North American oncology operations, Dr. Dunsire should serve as one of our directors.

Trevor M. Jones, Ph.D., 71, served as the Director General of the Association of the British Pharmaceutical Industry, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society.

Prof. Jones is a member of the board of Arthurian Life Sciences Ltd., an investment fund established by the government of Wales with the objective of supporting and growing employment in life sciences and wealth creation in Wales, Simbec Research Ltd, a leading clinical research organization in the United Kingdom and one of the longest established Contract Research Organizations in Europe, Synexus Ltd., a clinical study recruitment and management specialist organization, and Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for

Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones is a former chairman of the boards of ReNeuron Group plc and Synexus Ltd. Prof. Jones is also a former member of the boards of NextPharma Technologies Holdings Ltd., Sigma-Tau Industrie Farmaceutiche Riunite S.p.A, ReNeuron Group plc, Tecnogen S.p.A., Sigma-Tau Finanziaria S.p.A. and Sigma-Tau Pharmaceuticals, Inc. Prof. Jones was appointed to our Board in July 2004 and is a member of the Corporate Governance and Compliance Committee and is Chairman of the Science & Technology Committee.

With over 43 years of experience in research and development, and experience in the European and global pharmaceutical industry, Prof. Jones brings to our Board valuable insights in the areas of global pharmaceutical management and operations, as well as drug development. Serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research, Prof. Jones also brings to our Board in-depth government relations experience. For these reasons, our Board has concluded that Prof. Jones should serve as one of our directors.

Louis J. Lavigne, Jr., 65, is Managing Director of Lavrite, LLC, a management consulting firm in the areas of corporate finance, accounting, management and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company.

Mr. Lavigne serves on the board of Accuray Incorporated, a publicly-traded company specializing in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, and is Chairman of the Board and serves on its Organization and Compensation Committee. He also serves on the board and Audit Committee of Depomed, Inc., a publicly-traded specialty pharmaceutical company focused on treating pain and other central nervous system conditions. Mr. Lavigne also serves on the boards of and is the Chairman of the Audit Committee for DocuSign, Inc., a privately-held digital transaction management company, SafeNet Inc., a privately-held computer security company, and Novocure Limited, a privately-held oncology company. Mr. Lavigne is a board member of Children’s Hospital Oakland, where he serves as Chairman of the Board of the Hospital and Foundation at the Children’s Enterprise Executive Council with the University of California, San Francisco and is a member of the Audit Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a Trustee of Babson College and Babson Global. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of Arena Pharmaceuticals, BMC Software, Inc., Equinix, Inc. and Kyphon, Inc. Mr. Lavigne is also a former Trustee of the California Institute of Technology and the Seven Hills School. Mr. Lavigne was appointed to our Board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

As the former Executive Vice President and Chief Financial Officer of Genentech, where Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, Mr. Lavigne brings to our Board a wealth of management, business operations, finance and accounting and business strategy experience in the biotechnology and pharmaceutical industries, which has led our Board to conclude that Mr. Lavigne should serve as one of our directors. Serving on the boards of several large public companies and as a member of the West Audit Committee Chair Networks, Mr. Lavigne also brings to our Board substantial public company corporate governance experience. Given his expertise in finance and accounting, Mr. Lavigne has been determined to be an “audit committee financial expert” by our Board.

Peter J. McDonnell, M.D., 55, has served as the Director and William Holland Wilmer Professor of the Wilmer Eye Institute of the Johns Hopkins University School of Medicine since 2003, where he leads the Wilmer Eye Institute, the largest academic ophthalmology department in the country. Dr. McDonnell has also served as the Chief Medical Editor of Ophthalmology Times since 2004, and has served on the editorial boards of numerous ophthalmology journals. He served as a consultant to the United States Department of Health and Human Services in 1996 and also served as the Assistant Chief of Service at the Wilmer Eye Institute from 1987 to 1988.

Dr. McDonnell is a Member of the American Academy of Ophthalmology, American University Professors of Ophthalmology, Association for Research in Vision and Ophthalmology, Maryland Society of Eye Physicians and Surgeons, and Pan American Association of Ophthalmology. In 1999, Dr. McDonnell was named the Irving H. Leopold Professor and Chair of the Department of Ophthalmology at the University of California, Irvine. Dr. McDonnell is the recipient of research grants from the National Eye Institute, Research to Prevent Blindness, and other funding agencies. The American Academy of Ophthalmology honored Dr. McDonnell with the Honor Award in 1991 and the Senior Achievement Award in 2001. Dr. McDonnell is the elected president of the National Alliance for Eye and Vision Research, a board member of the Doheny Eye Institute, and a former member of the board of Tissue Banks International. Dr. McDonnell was appointed to our Board in January 2013, and is a member of the Corporate Governance and Compliance Committee and Science & Technology Committee.

Our Board has concluded that Dr. McDonnell should serve as one of our directors because he provides our Board with wide-ranging expertise in ophthalmology and is widely recognized as an international leader in corneal transplantation, laser refractive surgery and the treatment of dry eye. Dr. McDonnell’s depth of expertise in one of our most important specialty areas and the foundation of our success will benefit our Board and Allergan.

Timothy D. Proctor, 64, served as General Counsel of Diageo plc, the world’s leading premium drinks business with a broad range of beverage alcohol brands across spirits, beer and wine, from January 2000 to June 2013. Prior to joining Diageo, Mr. Proctor served as the Director, Worldwide Human Resources, of Glaxo Wellcome, plc (now GlaxoSmithKline plc), a British multinational pharmaceutical company, from 1998 to 1999. From 1993 to 1998, Mr. Proctor held various roles with the United States operation subsidiary of Glaxo Wellcome, plc, including Senior Vice President, Human Resources, General Counsel and Secretary. Prior to that, Mr. Proctor served in senior legal roles at Merck & Co., a publicly-traded pharmaceutical company, from 1980 to 1993.

Mr. Proctor is a member of the several notable legal associations, including the American Bar Association, Association of Corporate Counsel and the International Bar Association. Mr. Proctor has previously served on the boards of Wachovia Corporation and Northwestern Mutual Life and on the charitable boards for the Association of Corporate Counsel, CARE USA, Duke Law School, and the North Carolina Symphony Orchestra. Mr. Proctor was appointed to our Board in February 2013 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Mr. Proctor brings to our Board a depth of international expertise and is a well-respected leader in the area of international law. Our Board has concluded that, with more than 35 years of domestic and international corporate legal experience, Mr. Proctor should serve as one of our directors.

Russell T. Ray, 66, has served as a Special Advisor to HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since January 1, 2014 and Partner from September 1, 2003 to December 31, 2013. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., and most recently as Global Head of Health Care Investment Banking.

During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of Prism Education Group, Inc., a closely-held post-secondary career education company and SWP Media, Inc., a closely-held distributor of digital content. Mr. Ray served as a director of InfoMedics, Inc., a closely-held healthcare information technology company, from December 2009 through December 2012 when the company was acquired. Mr. Ray is also a director of the Midwest Peregrine Society. Mr. Ray is a former director of Socios Mayores en

Salud. Mr. Ray was elected to our Board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Mr. Ray is a leading expert with extensive knowledge and experience in the banking and health care industries. He contributes to our Board over 30 years of business strategy, finance and investment banking experience for life sciences, health care services and medical device companies. For these reasons, our Board has concluded that Mr. Ray should serve as one of our directors. Given his expertise in finance and accounting, Mr. Ray has been determined to be an “audit committee financial expert” by our Board.

Henri A. Termeer, 68, served as President and a director of Genzyme Corporation, a global biotechnology company, beginning October 1983, as Chief Executive Officer beginning 1985 and as Chairman of the Board beginning May 1988. Mr. Termeer resigned from Genzyme in June 2011 following the acquisition of Genzyme by Sanofi in a transaction valued at more than $20 billion. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors.

Mr. Termeer is Chairman of the Board of Aveo Pharmaceuticals, a publicly-traded cancer therapeutics company, and a member of the boards of ABIOMED Inc., a publicly-traded medical device company, Verastem, Inc., a publicly-traded biopharmaceutical company, Medical Simulation Corporation, a privately-held healthcare industry consulting service provider and Moderna Therapeutics, a privately-held biotechnology company. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the board of fellows of Harvard Medical School. Mr. Termeer is also a member of the board of the Massachusetts Institute of Technology and serves on its Executive Committee, is a board member of the Biotechnology Industry Organization, the Life Sciences Foundation, WGBH and Boston Ballet. He is Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. Mr. Termeer was a former member of the board of the Federal Reserve Bank of Boston from 2007 to 2011 and its chairman from 2010 to 2011, and a former member of the board of Pharmaceutical Research and Manufacturers of America. In 2010, Mr. Termeer was inducted into the Academy of Distinguished Entrepreneurs, which was established by Babson College to recognize the economic and social contributions of business pioneers. Mr. Termeer received the Pharmaceuticals and Biotechnology Lifetime Achievement Award from Frost and Sullivan in 2009, and was selected by Ernst & Young for its Master Entrepreneur Award in 2007 for the role he has played in guiding the overall development of the biotech industry. Mr. Termeer has also been inducted as a Fellow in the American Academy of Arts and Sciences and was elected in 2005 to Honorary Fellowship at the British Royal College of Physicians. Mr. Termeer was appointed to our Board in January 2014, is a member of the Corporate Governance and Compliance Committee and the Organization and Compensation Committee.

Mr. Termeer brings to our Board over 30 years of experience in key leadership roles at Genzyme, a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Mr. Termeer provides our Board with a wealth of expertise in the pharmaceutical and biotechnology industries, having served as a director of several public and private healthcare companies and organizations. For these reasons, our Board has concluded that Mr. Termeer should serve as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our Common Stock as of June 12, 2014 for each person or group that holds more than 5% of our Common Stock, and as of March 11, 2014 for each of our current directors and named executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares. Except as set forth in Annex A, no person who has been a director or executive officer of the Company at any time since                 , 2013, has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 2525 Dupont Drive, Irvine, California 92612.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single Revocation Solicitation Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Revocation Solicitation Statement, please notify your broker and direct your written request to Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders who currently receive multiple copies of the Revocation Solicitation Statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2015 ANNUAL MEETING

If you wish to submit a proposal to be included in our Proxy Statement for our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal office on or before November 26, 2014 and the proposal must otherwise comply with Rule 14a-8. Please address your proposal to: Corporate Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612.

Under our Bylaws (which are subject to amendment), if you wish to nominate a director or bring other business before the stockholders at our 2015 annual meeting, you must:

—	notify our Corporate Secretary in writing not less than 30 days nor more than 60 days prior to the scheduled annual meeting; and

—	include in your notice the specific information required by our Charter and Bylaws.

If you would like a copy of our Charter or Bylaws, we will send you one without charge on request. A copy of our Charter and Bylaws also is available at www.allergan.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in the charter for the Corporate Governance and Compliance Committee of our Board of Directors, available at http://www.allergan.com/assets/pdf/agn_corp_gov_comm_charter.pdf.

FORWARD-LOOKING STATEMENTS

This Revocation Solicitation Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to http://agn.client.shareholder.com/sec.cfm. The information provided on our website is not part of this Revocation Solicitation Statement, and therefore is not incorporated by reference.

Stockholders are entitled to express their views regarding the topics raised in the Pershing Square Solicitation or other matters directly to the Company through written communications sent directly to the attention of the Board, any individual director or the non-employee directors as a group, by writing to Allergan, Inc., c/o Matthew J. Maletta, Vice President, Associate General Counsel and Secretary, 2525 Dupont Drive, Irvine, CA 92612.

If you have any questions or need any assistance in revoking a Written Request you may have given to Pershing Square, please contact our agent:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

Annex A

Security Ownership of Management and Principal Stockholders

The following table sets forth information as of March 11, 2014, regarding the beneficial ownership of our Common Stock by (i) each director, (ii) the Company’s Chief Executive Officer, Chief Financial Officer, each of the Company’s three other most highly compensated executive officers for the year ended December 31, 2013 and (iii) all of the Company’s current directors and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock/Units	Total Shares of Common Stock Beneficially Owned	Percent of Class(3)
Directors:
Deborah Dunsire, M.D.	29,111	65,123	0	94,234	*
Michael R. Gallagher	36,400	61,750	0	98,150	*
Trevor M. Jones, Ph.D.	200	54,476	0	54,676	*
Louis J. Lavigne, Jr.	14,421	3,102	0	17,523	*
Peter J. McDonnell, M.D.	0	3,102	0	3,102	*
Timothy D. Proctor	0	3,261	0	3,261	*
David E.I. Pyott	234,168	2,265,200	165,000	2,664,368	*
Russell T. Ray	22,810	57,702	0	80,512	*
Henri A. Termeer(4)	0	0	0	0	*
Other Named Executive Officers:
Douglas S. Ingram	30,101	527,700	0	557,801	*
Jeffrey L. Edwards	20,529	207,850	0	228,109	*
Scott M. Whitcup, M.D.	20,849	556,200	0	577,049	*
Julian S. Gangolli	20,590	140,500	3,000	164,090	*
All current directors and executive officers (as a group 17 persons, including those named above)	454,077	4,348,166	178,000	4,980,943	1.641%

*	Beneficially owns less than 1% of the outstanding Common Stock.

(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of March 11, 2014.

(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 11, 2014 as follows: (1) for executive officers, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units, as well as shares accrued under the Company’s Deferred Directors’ Fee Program as of March 11, 2014. Under the Company’s Deferred Directors’ Fee Program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our Common Stock such that on the date of deferral the director is credited with a number of phantom shares of Common Stock equal to the amount of fees deferred divided by the market price of a share of Common Stock as of the date of deferral. Upon termination of the director’s service on the Board, the director will receive shares of our Common Stock equal to the number of phantom shares of our Common Stock credited to such director under the Deferred Directors’ Fee Program.

(3)	Based on 299,108,984 shares of Common Stock outstanding as of March 11, 2014 (exclusive of approximately 8,483,476 shares of Common Stock held in treasury), as reported in the Company’s Annual Proxy Statement, as filed with the SEC on March 26, 2014. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(4)	Mr. Termeer was appointed to the Board on January 24, 2014.

Stockholders Holding 5% or More

Except as set forth below, the Company’s management is not aware of any person who is the beneficial owner of more than 5% of our issued and outstanding Common Stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class(1)
Capital Research Global Investors 40 East 52nd Street New York, NY 10022	17,472,533	(2)	5.87%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	17,416,972	(3)	5.85%
Pershing Square Capital Management, L.P. 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.71%
PS Management GP, LLC 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.71%
William A. Ackman 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.71%
Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8	28,878,638	(5)	9.71%
Valeant Pharmaceuticals International 400 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	28,878,638	(5)	9.71%

(1)	Based on 297,556,619 shares of Common Stock outstanding as of May 1, 2014 (exclusive of 10,035,841 shares of Common Stock held in treasury), as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 7, 2014.

(2)	Based on information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 10, 2014 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors reported that it has sole voting power with respect to 17,472,533 shares and sole dispositive power with respect to 17,472,533 shares.

(3)	Based on information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 14,470,789 shares and sole dispositive power with respect to 17,416,972 shares.

(4)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on June 13, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, pursuant to which the three parties reported that they have shared beneficial ownership with respect to 28,878,638 shares and shared voting power with respect to 28,878,538 shares.

(5)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on June 2, 2014 by Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals International, pursuant to which the two parties reported that they have shared beneficial ownership with respect to 28,878,538 shares and shared voting power with respect to 28,878,538 shares, and on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on June 2, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, which reported that Valeant has sole voting power with respect to 100 shares.

[PRELIMINARY COPY – SUBJECT TO COMPLETION]

BLUE REVOCATION CARD

REVOCATION OF WRITTEN REQUEST

THIS REVOCATION OF WRITTEN REQUEST IS SOLICITED ON BEHALF OF ALLERGAN, INC. IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY PS FUND 1, LLC AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF ALLERGAN, INC.

The undersigned stockholder, acting with regard to all shares of common stock of Allergan, Inc., par value $0.01 per share, entitled to vote and held by the undersigned, hereby acts as follows concerning any previously executed written request card (“Written Requests”) delivered to PS Fund 1, LLC and its affiliates requesting the calling of a special meeting of stockholders described in the definitive Pershing Square Solicitation, dated                 , 2014 and hereby confirms that the undersigned has the power to deliver a Revocation of Written Request for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST REGARDING THE PERSHING SQUARE SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS BLUE REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS BLUE REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED WRITTEN REQUEST.

☐ YES, REVOKE MY REQUEST	☐ NO, DO NOT REVOKE MY REQUEST

[THIS REVOCATION MUST BE DATED IN ORDER TO BE VALID]

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS BLUE REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN WRITTEN REQUESTS FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.